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                                                                   Exhibit 10.25

                              English Translation

MANAGING DIRECTOR EMPLOYMENT AGREEMENT
between
IFCO International Food Container Organisation GmbH
ZugspitzstraBe 15
82049 Pullach
represented by its Shareholder

IFCO Europe Beteiligungs-GmbH

ZugspitzstraBe 15

82049 Pullach,

the latter represented by Martin Schoeller and Christoph Schoeller hereinafter "Company" -

and

Mr. Joerg Augustin
Eigerstrasse 78
81825 Muenchen



- hereinafter "Managing Director" -

I. Position

(1) Mr. Joerg Augustin is appointed as Managing Director of the Company. He shall represent the Company according to the stipulation of the law, the regulations of the Company Agreement and the instructions of the Shareholders' Meeting.

(2) His area of duties shall comprise the management of the transactions of the Company, in particular in the commercial sector according to the stipulation of the law, the regulations of the Company Agreement and the instructions of the Shareholders' Meeting and can, alongside this from time to time at the request of the Shareholders' Meeting extend to the support of its inter-company objectives to the fulfilment of other duties and the taking over of further areas of responsibility within the framework of the Schoeller group. In particular, the Managing Director shall look after the activities of IFCO Europe Beteiligungs GmbH, Schoeller International Logistics Beteiligungsgesellschaft mbH and MTS Okologistik GmbH.

(3) Rules of Procedure to be decreed by the Shareholders' Meeting and at any time alterable can regulate the scope of the authority of the Management internally, and the allocation of duties and areas of responsibility and the distribution of duties and competence of several managing directors of the Company between each other which, in its currently valid version, shall be part of the Agreement.
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(4)     The Managing Director shall report - with the reservation of any other provision - to a managing director of the shareholder (representative of the Shareholders' Meeting). The Managing Director shall be informed about reconstruction within the framework of the planned IPO and about associated additional international duties.

(5) The working hours shall be directed according to the business requirements and shall amount to 40 hours per week. The Managing Director declares his preparedness to carry out any additional work and overtime which becomes operationally necessary including Saturdays, Sundays and public holidays and travelling time arising through travelling activities.

(6) The place of work shall be the head office of the Company in Pullach, Zugspitze 15. In case of business requirement, the Managing Director shall also be prepared to move to another German town/city whereby the Company shall take over the removal costs on presentation of verification.

(7) All actions and transactions outside the current business operations and the transactions contained in appendix I shall require the prior written approval of the Shareholders' Meeting. Further restrictions within the internal relationship and revocation of the appointment or the restriction of any sole authority of representation in the sense of overall representation can be resolved at any time by the Shareholders' Meeting. In any case, the Managing Director shall always require, in representing the Company externally, and also for the case that he has the authority of sole representation, a second signature, i.e. the signature of another managing director or a "Prokurist"(Executive employee with special power of attorney)



II.     Remuneration

(1) The Managing Director shall receive an annual gross salary of DM 250 000 (in words: two hundred and fifty thousand German marks) (basic salary) payable in twelve equal monthly instalments each at the end of a month. If a contractual year be shorter than the calendar year, the remuneration shall be paid proportionally. Additional work or overtime (incl. any allowances) shall be compensated through the remuneration.

(2) In addition to the basic salary according to the above paragraph (1), the Managing Director shall receive a variable remuneration dependent on success amounting to DM 60 000 (in words: sixty thousand) according to the stipulation of the bonus plan to be determined annually by the Shareholders' Meeting. The bonus decisive for the year 1999 shall be consolidated on achieving the budget of IFCO Europe Beteiligungs GmbH, paid out by EBITDA after break-even amounting to DM 61.8 million DM (cf. appendix 2) and guaranteed proportionally for 1999 to 50%. The bonus plan decisive for the subsequent years shall be determined jointly with the Managing Director and shall become a significant part of this Agreement. For the claim to target remuneration, only the achievement of the objectives is of significance, not, however, whether the decisions of the Managing Director were veritably the cause for the achievement of targets. On the other hand, there shall be no claim on the part of the Managing Director if he has not achieved the objectives set, wholly or partly, due to the decisions of the Shareholders'
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Meeting, e.g. on alteration to or removal of products or distribution channels.

(3) The Company shall take over a contribution to the voluntary health insurance of the Managing Director amounting to the statutory employer share, a maximum, however, of the employer share taking the national insurance system as the basis.

(4) Remuneration according to paragraph (1) shall be reviewed every two years.

(5) The Company shall, at the request of the Managing Director, conclude for him a direct insurance with an insurance company selected by the Managing Director and pay the insurance premiums up to a maximum of DM 4000 per annum taking into consideration the legal tax regulations. The lump-sum income tax to be paid shall be the expense of the Managing Director.

(6) The Company intends, on the Company or the parent company of the IFCO group (IFCO Systems N.V.) being quoted on the stock exchange, to develop a stock options programme into which the Managing Director shall be included.



III.    Illness/Insurance

(1) The Managing Director shall inform the representative of the Shareholders' Meeting without delay about any illness and, in case of illness lasting for more than 3 days, present a doctor's certificate from which the incapacity to work and the probable duration of the illness can be seen. The Managing Director shall thereby draw the attention of any co-managing directors and the representative of the Shareholders' Meeting to matters which have to be attended to urgently.

(2) In the case of blameless illness or incapacity to work preventing the carrying out of his duties, the Managing Director shall have claim to continued payment of the basic salary for the duration of six (6) months- Claims for damages against third parties shall be assigned by the Managing Director to the amount of the continued payment of salary paid by the Company.

(3) The company shall conclude an accident insurance for the Managing Director which shall insure him against business or private accident amounting to DM 250 000 for the case of death and DM 500 000 in case of invalidity.



IV     Travelling Costs/Company Car

(1) The Company shall refund the Managing Director all verified travelling costs in accordance with the currently valid establishment or travelling cost guidelines of the Company and the currently valid legal German tax guidelines.

(2) As far as in any establishment or travelling costs guidelines of the Company nothing else is determined, the Managing Director shall be entitled to use the 1st class for rail travel and the business class for air travel.
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(3)     Should the expenses paid exceed the lump-sum amount permitted by the tax regulations, the Managing Director shall verify the amounts in detail by means of correct dockets and invoices.

(4) In accordance with the stipulation of the currently valid company car guidelines, the Company shall provide the Managing Director with a car (e.g. one-year old BMW 535 car) for private and business use and shall bear all cost arising for this. The Managing Director shall bear the income tax incurred by the private share of the use.



V.     Holidays

(1) The Managing Director shall have claim to annual holiday of 30 working days which, in case of employment for less than a full year, shall be granted proportionally. Working days are all calendar days with the exception of Saturdays, Sundays and statutory holidays at the head office of the Company.

(2) The Managing Director shall orientate the point of time and duration of holidays to company interests and co-ordinate it reasonably in advance with the representative of the Shareholders' Meeting and any co-managing directors.



VI.     Ancillary Employment/Prohibition of Competition

(1) The Managing Director shall devote his complete working capacity to the Company and foster its interests. Any other remunerative employment or participation in other companies of any type shall require the approval of the Shareholders' Meeting. This is not the case for the customary purchase of shares or other business shares for the purposes of investment. The membership in representative supervisory bodies of other companies also requires the prior approval of the Shareholders' Meeting.

(2) In addition, the parties agree the following subsequent prohibition of competition which shall only become effective if no termination of the employment relationship is pronounced during the trial period:

(a) The Managing Director undertakes, during his employment and for the duration of 24 months after termination of the employment relationship, not to carry out competitive activities in any form either of a self-employed nature or as entrepreneur, nor nonindependently or as employee either directly or indirectly through participation. Competitive activity in the sense of this provision is all activity which has to do with competitive products and/or which refer to a target market of the Company or associated enterprise. Associated enterprises in the sense of sub-paragraph (a) are companies for which the Managing Director has had management responsibility in the last two years before termination of his employment. Competitive products are products, developments or services which are similar to the products, developments or services or are in competition with the products, developments or services which the Company or associated enterprises have manufactured, developed, licensed, distributed or actively planned (and at least passed a
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corresponding resolution) in the last two years before termination of the employment of the Managing Director. Competitive products are in particular all products, developments or services which concern dual-use packaging systems. The target market of the Company or associate enterprises is any market sector, any market segment or customer and/or supplier group with which the Company or associated enterprises have had a business relationship in the last two years before termination of the employment or built up or actively planned a business relationship. Competitive activity is in particular any activity for the enterprises Chep, Steco, BPS, Delbrouck, Compac, Linpak, Craemer, Hays and all enterprises active in the MTV amalgamation and their associated companies as far as the Managing Director does not inform Company in writing about the taking up of such an activity and verify that he, in this company, works in a separate department and has exclusively to do with other products, developments or services than the competitive products.

(b) The prohibition of competition shall extend spatially to all countries in which the Company or associated enterprises have been active or have definitely planned an activity in the last two years before termination of the employment of the Managing Director. On signing this agreement these were in particular the following countries: Scandinavia, United Kingdom, Germany, Switzerland, Austria, France, Italy, Spain.

(c) For the duration of the prohibition of competition subsequent to the contract, the Company undertakes to pay the Managing Director compensation amounting to half of the last payments made in accordance with this agreement for each year of the prohibition. The payment of compensation is due proportional to time at the end of each month. The regulation of section 74 c HGB (German Commercial Code) concerning the credit of other income and obligation to information is valid correspondingly.

(d) The Company can, before expiry of the employment relationship, waive adherence to the prohibition of competition subsequent to the contract by means of written declaration towards the Managing Director. In this case the obligation to payment of compensation ends after 12 months after declaration of the waiver.

(e) In the case of exceptional termination of the employment relationship for good cause the contractual party justified to termination shall have the right to cancel the prohibition of competition by means of written declaration towards the other party within one month after pronouncement of the exceptional termination.

(f) The Managing director shall pay a contract penalty for every case of contravention of the prohibition of competition amounting to the amount which corresponds to the monthly remuneration in accordance with this agreement received on the average in the last 12 months before resignation. At the same time, the payment of compensation shall lapse for the month in which contravention took place. In case of permanent violation, the contract penalty shall be effective again for each month commenced. At the same time, the payment of compensation shall lapse for each month commenced. Further-reaching existing claims of the Company on the basis of contravention of the prohibition of competition shall not be affected by the above regulation.
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VII     Secrecy, Inventions, Copyright and other Protective Rights, Return of
Documents

(1) The Managing Director is obliged, in particular also in the period following termination of this service agreement, to keep secret all confidential information about the business of the contractual relationships, conclusions, transactions or special matters concerning the Company or associated enterprises and not to use this information for his own or the use of others.

(2) Publication and lectures which affect the field of business of the Company or of other associated enterprises require the prior approval of the Shareholders' Meeting.

(3) Any invention or other proposal for technical improvement by the Managing Director and all claims resulting from such are due to the Company with the exception of inventions which are obviously in no connection with the field of activities of the Company. The Managing Director hereby allows the Company to obtain a patent and patent protection for the Company for any invention made by him. Separate remuneration of the Managing Director shall not take place for this; the permission is rather covered in its full scope by the basic salary as regulated under the no. 11 (1) above. The Managing Director is obliged to notify the Company, represented by the Shareholders' Meeting, of all inventions or proposals for technical improvement in the field of business of the Company without delay. In addition, the process regulations of the ArbNErfG in favour of the Company shall be valid.

(4) The Managing Director shall transfer the exclusive, temporal, spatial and textual unrestricted rights of use and utilisation for all results of work which are protectable or copyrightable or subject to other rights according to brand, design and/or pattern or any other protective rights which the Managing Director creates during his working hours or, as far as they have reference to his service contractual tasks, also outside his working hours. The transfer of the right of use and utilisation comprises the permission for handling and award of licence to third parties and is covered fully by the basic salary regulated under the above no. II (1). The Managing Director shall waive expressly all other rights to the results of work due to him as originator or other protective rights holders, in particular the right to nomination of name and provision of accessibility to the work.

(5) The Managing Director shall, at the demand of the Company, support it in obtaining patents, protective rights and other legal possibilities for protection for the results of the work of the Managing Director in Germany and in other countries. For this purpose the Managing Director shall complete and submit all applications, assignment declarations and other legal business declarations, and sign all documents which are required or desired by the Company to transfer patents or protective rights to the results of the work in Germany and in other countries and to enable the Company and its successors and assignees to utilise and secure the full and exclusive use of these results of work. For the fulfilment of these duties of co-operation, the Managing Director shall receive for the duration of this service agreement no further remuneration apart from the refund of costs which have arisen for him through the demand of the Company. As far as the Managing Director fulfils
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the duties of cooperation after termination of this services agreement, he shall receive a reasonable daily rate and the refund of all costs which have arisen for him through the demand of the Company.

(6)     Independent of the duties of co-operation regulated in the above para.
(5), the Managing Director shall secure and keep up to date an appropriate documentation of his patentable or protectable results of work and make these accessible to the Company at any time and transfer this to its property.

(7) On demand of the Company during the service relationship, at the latest, however on resignation from the Company without necessity for request, the Managing Director shall return to the Company all files and other documents concerning the business operations of the Company or associated enterprises to be found in his possession or subject to his access - in particular all plans, customer and price lists, printed material, certificates, drawings, notes, drafts - and copies of these without consideration of the fact of whether he should have received them from the Company or from associated enterprises. In this sense, the same is the case for non-physical information and material such as, for example, computer programmes or information stored on disks,



VIII Term

(1)     The employment agreement shall commence on 16/06/1999.  The first six
(6) months shall be regarded as a trial period.

(2) The period of notice shall be, during the trial period, six months with effect from the end of the month and after the trial period for both parties six
(6) months with effect from the calendar half-year. After expiry of the trial period, ordinary termination is possible at the earliest with effect from 30/06/2002.

(3)     The right to exceptional termination remains unaffected.

(4) Before commencement of the employment relationship, ordinary termination is excluded. If the Managing Director terminates nevertheless or if he does not commence his work in good time, he shall forfeit a contract penalty amounting to one month's salary.

(5) The Company is entitled to release the Managing Director during the term of this agreement from further activities in particular in the case of his suspension or dismissal as Managing Director whereby the Managing Director shall only have claim to continued payment of his basic salary according to no. II (1) from the point of time of such release.



IX     Diverse

(1) Alterations or supplements to this agreement, including this provision, require written form to be effective.
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(2)     This agreement is subject to the law of the Federal Republic of Germany.
The place of jurisdiction shall be Munich, District Court Munich 1.

(3) The place of fulfilment for the duties of both parties shall be the head office of the Company.



Pullach, 21" May 1999.
IFCO International Food Container Organisation GmbH represented here by its Shareholder
IFCO Europe Beteiligungs-GmbH

the latter represented by their managing directors


/s/ Martin Schoeller     /s/ Christoph Schoeller            /s/ Joerg Augustin
Martin Schoeller         Christoph Schoeller                Joerg Augustin



Draft


Appendix I
to the Managing Director Employment Agreement

a)     sale of the Company in whole or in part
b)     sale of subsidiaries or interests of the Company in whole or in part
C)     erection or closure of a branch
d)     erection or purchase of a company or purchase of shares in a company;
e)     commencement or termination of branches
f)     moving of head office
g)     purchase of properties or rights or obligations equal to properties;
h)     deviation from the budget of over 10%
i) investments or company maintenance measures which in individual cases exceed DM 100 000 and lease agreements which in individual cases exceed DM 100 000;
conclusion, alteration or termination of rental of lease agreements with a term of more than 2 years or a monthly burden of more than DM 40 000;
k) appointment, promotion, transfer or dismissal of employees with an annual salary (incl. all variable remuneration) of more than DM 150 000; conclusion or extension of pension commitments; granting of investment in the Company, in its assets turnover, profit or similar: granting of a fixed term/termination period of more than 6 months for any employee.
1) granting of loans to employees which in individual cases exceed DM 5000 or DM 20 000 in the business year;
m)     granting of advance payments to employees of more than DM 5000;
n) mass dismissals to an extent corresponding to section KSshG or new appointments to a similar extent;
o) the taking over of guarantee obligations, bonds, bond premiums or the granting of a credit in individual cases amounting to more than DM 20 000 or
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in one business year as a whole of more than DM 100 000 with the exception of guarantee agreements which are in direct connection with the customary course of business such as, for example, payment obligations, services commitments or the granting of a trade credit as far as these are customary in the Company;
p) granting of credit securities of any type, (e.g. liens, equitable liens) and the granting of a credit to non-employees which does not correspond to the customary course of business and the taking over of obligations by order of third parties;
q) conclusion, alteration or termination of licence agreements and co-operation agreements;
r) implementation of legal disputes with amounts involved of more than DM 20 000 in individual cases or of more that DM 100 000 in the complete business year;
s) agreement , alteration, or termination of agreements with persons who are through birth or marriage with shareholders or managing directors related or connected by marriage;.
t) granting or revocation of "Prokura"(special power of attorney for executive employees) or a commercial power of attorney.